Exhibit 99.1

Aetherium Acquisition Corp.

Receives Notice Regarding Late Form 10-Q Filing From The Nasdaq Stock Market LLC

Greenwich, Connecticut, May 26, 2023 - (GLOBE NEWSWIRE) -- via NewMediaWire - Aetherium Acquisition Corp. (NASDAQ: GMFIU, the “Company”) announced today that it received a notice (the “Notice”) on May 23, 2023 from The Nasdaq Stock Market LLC (“Nasdaq”) stating that the Company is not in compliance with the requirements for continued listing under Nasdaq Listing Rule 5250(c)(1) (the “Listing Rule”) because the Company has not yet filed its Quarterly Report on Form 10-Q for the period ended March 31, 2023 (the “Form 10-Q”) with the Securities and Exchange Commission (the “SEC”).

The Notice has no immediate effect on the listing or trading of the Company’s common stock on the Nasdaq Global Market. The Notice states that the Company has 60 calendar days from the date of the Notice, or July 24, 2023, to submit a plan to regain compliance with the Listing Rule. If Nasdaq accepts the Company’s plan to regain compliance, then Nasdaq may grant the Company up to 180 calendar days from the prescribed due date of the Form 10-Q, or November 20, 2023, to file the Form 10-Q to regain compliance. The Company continues to work diligently to finalize its Form 10-Q and plans to file its Form 10-Q as promptly as possible to regain compliance with the Listing Rule.

This announcement is made in compliance with Nasdaq Listing Rule 5810(b), which requires disclosure of receipt of a deficiency notification.

About Aetherium Acquisition Corp.

The Company is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. The Company’s efforts to identify a prospective target business will not be limited to a particular business, industry, sector or geographical region, although the Company intends to focus on technology driven companies specifically in Southeast Asia. The Company is led by Jonathan Chan, the Company’s Chairman of the Board and Chief Executive Officer, and Alex Lee, the Company’s Chief Financial Officer.

Forward-Looking Statements

Certain matters discussed in this Press Release constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These forward-looking statements speak only as of the date hereof, and the Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of the Company, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, for risks and uncertainties related to the Company’s business which may affect the statements made in this Press Release.

Contact:

For investors:

Jonathan Chan

Chairman of the Board and Chief Executive Officer

Aetherium Acquisition Corp.

79B Pemberwick Rd.

Greenwich, CT 06831

Email: Jonathan.chan@aetheriumcapital.com